Exhibit 8.1

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Bingham McCutchen LLP
2020 K Street NW
Washington, DC
20006-1806

T +1.202.373.6000
F +1.202.373.6001
bingham.com
September 20, 2011
Western Gas Partners, LP
1201 Lake Robbins Drive
The Woodlands, Texas 77380-1046
Ladies and Gentlemen:
     We have acted as special tax counsel to Western Gas Partners, LP (the “Partnership”), a Delaware limited partnership, in connection with the offer and sale by the Partnership of common units representing limited partner interests in the Partnership. We also have participated in the preparation of a Prospectus Supplement dated September 20, 2011 (the “Prospectus Supplement”) and the Prospectus dated May 9, 2011 (the “Prospectus”). In connection therewith, we prepared the discussion set forth under the caption “Income Tax Considerations” in the Prospectus and prepared the discussion set forth under the caption “Certain U.S. Federal Income Tax Considerations” in the Prospectus Supplement (together, the “Discussions”).
     All statements of legal conclusions contained in the Discussions, unless otherwise noted, are our opinion with respect to the matters set forth therein (i) as of the date of the Prospectus in respect of the discussion set forth under the caption “Income Tax Considerations” and (ii) as of the effective date of the Prospectus Supplement in respect of the discussion set forth under the caption “Certain U.S. Federal Income Tax Considerations,” in both cases qualified by the limitations contained in the Discussions. In addition, we are of the opinion that the Discussions with respect to those matters as to which no legal conclusions are provided are an accurate discussion of such federal income tax matters (except for the representations and statements of fact by the Partnership and its general partner included in the Discussions, as to which we express no opinion).
     We hereby consent to the filing of this opinion as Exhibit 8.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof and to the use of our name in the Prospectus Supplement and the Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Bingham McCutchen LLP
Bingham McCutchen LLP